Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-214373) pertaining to the Arch Coal, Inc. Omnibus Incentive Plan of our report dated February 24, 2017, with respect to the consolidated financial statements and schedule of Arch Coal, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the period from October 2, 2016 through December 31, 2016 (Successor) and the period from January 1, 2016 through October 1, 2016 (Predecessor).

/s/ Ernst & Young, LLP

St. Louis, Missouri
February 24, 2017